UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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The Providence Service Corporation
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Appointment of an Independent Director

On July 26, 2012, upon the recommendation of The Providence Service Corporation’s (the “Company”) Nominating and Governance Committee (the “Committee”), the Board of Directors of the Company (the “Board”) appointed Christopher Shackelton to serve as a Class I independent director to complete the term of Hunter Hurst III until the Company’s 2013 Annual Meeting of Stockholders and until his respective successor has been duly elected and qualified or until earlier resignation or removal. In addition, upon the recommendation of the Committee, the Board appointed Mr. Shackelton to serve as a member of each of the Company’s Audit, Compensation and Nominating and Governance Committees.

Mr. Shackelton is a Managing Partner at Coliseum Capital Management, an investment firm which he co-founded in January 2006 and is a stockholder of the Company, which focuses on long-term investments in both public and private companies. From October 2003 to January 2006, Mr. Shackelton was an analyst at Watershed Asset Management, a special situations hedge fund. From July 2002 to October 2003, Mr. Shackelton was an analyst in the Investment Banking Division of Morgan Stanley & Co. In the past five years, Mr. Shackelton has served on the board of directors for Interstate Hotels & Resorts Inc, a global hotel management company, and Rural/Metro Corp, an emergency health care company, where he served as Chairman. Mr. Shackelton is currently a Trustee for the Walter S. Johnson Foundation, as well as for multiple Connecticut based charitable organizations. Mr. Shackelton received a bachelor degree in Economics from Yale College in 2001.

Mr. Shackelton’s experience investing in and working with a wide range of companies provides the Board with valuable business leadership and strategic focus. Through investments in Medicaid, Medicare and private insurance funded transport, logistics, ambulatory and home health service companies, Mr. Shackelton has acquired an in-depth knowledge of the health care industry, which will be beneficial to the Board. In addition, Mr. Shackelton brings financial and accounting experience from other public company boards on which he led efforts on mergers and acquisitions, financings, restructurings and other initiatives.

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